UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________
FORM 8-K
Current Report
Dated September 1, 2005
of
AGCO CORPORATION
A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930
4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information
Update on Presiding Director and Executive Sessions
AGCO Corporation (the “Company”) holds executive sessions of its non-management directors at each meeting of its Board of Directors. Robert J. Ratliff, the Chairman of the Board of Directors, currently presides over those meetings as presiding director. The Company encourages shareholders and other interested persons to communicate with Mr. Ratliff and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including any independent director, may send such correspondence to Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. Such correspondence should indicate interest in the Company and clearly specify that it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Mr. Lupton will forward all correspondence satisfying such criteria.
We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information includes:
•	charters for the committees of the Board of Directors and our corporate governance guidelines, which are available in the “Corporate Governance” section; and

•	the Company’s Code of Ethics, which is available in the “Ethics & Compliance” section.
In addition, should there be any waivers of the Company’s Code of Ethics, those waivers will be available in the “Ethics & Compliance” section.
This information is required by New York Stock Exchange Rules to be disclosed in the Company’s proxy statement. The Company inadvertently failed to identify the chairman as the presiding director at executive sessions in the most recent proxy statement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation
By:	/s/ Andrew H. Beck
Andrew H. Beck
Senior Vice President and Chief Financial Officer

     Dated: September 1, 2005